<SEQUENCE>2
[DESCRIPTION]SUPPLEMENTARY TRUST DATA



                            Supplementary Trust Data




l.  The total amount of cash distributed to Certificateholders in l998, per $l,000
      of Certificates...................................................................$   1,240.56


2.  The total amount of the distribution set forth in paragraph l which represents
      principal payments on the Certificates............................................$   1,180.51


3.  The amount of outstanding balances in the Accounts which were 30 or more days delinquent as of the end of the December l998 Monthly Period...................$ 29,192,203.37


4.  The total amount of the Monthly Servicing Fee paid to the Servicer by the Trust in l998...........................................................$ 12,126,259.92

</SEC-DOCUMENT>